UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
January 18, 2007
Date of report (Date of earliest event reported)
APPLERA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-04389	06-1534213
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	file number)	Identification No.)
301 Merritt 7
Norwalk, Connecticut 06851
(Address of Principal Executive Offices, Including Zip Code)
(203) 840-2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) Director Compensation.
     At a meeting of the Management Resources Committee (the “Management Resources Committee”) of the Board of Directors (the “Board”) of Applera Corporation (the “Company”) held on January 18, 2007, the Management Resources Committee increased the annual retainer payable to each non-management member of the Board from $60,000 to $70,000. The increase is effective as of January 1, 2007.
     The following is a description of the compensation of non-management members of the Board as of the date of this Report, after giving effect to this increase.
     Each non-management member of the Board currently receives:
•	an annual retainer, payable in cash and shares of Applera Corporation-Applied Biosystems Group Common Stock (“Applera-Applied Biosystems stock”) and shares of Applera Corporation-Celera Group Common Stock (“Applera-Celera stock”);

•	a grant of stock options to purchase shares of Applera-Applied Biosystems stock and shares of Applera-Celera stock; and

•	a restricted stock award of shares of Applera-Applied Biosystems stock and shares of Applera-Celera stock.
The Company does not pay any additional amounts for attendance at meetings or participation on committees.
     Annual Retainer. Each non-management director currently receives an annual retainer of $70,000, at least 50% of which must be applied to the purchase of Applera-Applied Biosystems stock and Applera-Celera stock. Purchases of stock are made quarterly, and the number of shares of each class of stock purchased is based on the ratio of the number of shares of each class outstanding on the purchase date. The purchase price is the fair market value of a share of the applicable class of stock on the purchase date.
     Stock Options. Each non-management director currently receives a grant of stock options to purchase shares of Applera-Applied Biosystems stock and shares of Applera-Celera stock under the terms of our stock incentive plans upon reelection to the Board at each of our annual meetings of stockholders. The exercise price of these options is the fair market value of a share of the applicable class of stock on the date of grant. These options are exercisable in four equal annual installments and have a term of ten years.

     Restricted Stock. Our stock incentive plans provide that each non-management director will receive a restricted stock award of shares of Applera-Applied Biosystems stock and shares of Applera-Celera stock upon election or reelection to the Board. The number of shares to be awarded is determined by the Management Resources Committee, except that the aggregate dollar value of the restricted stock award to each non-management director is subject to an annual dollar limit under the terms of the plans. The awards vest on the date immediately preceding the first annual meeting following the date of grant and will be forfeited, subject to certain exceptions, if the director ceases to serve as a member of the Board prior to that date. Prior to vesting, the director has the right to receive cash dividends and to vote but may not sell or otherwise transfer the shares.
     Deferrals. Non-management directors may defer receipt of the cash or stock portion of their annual retainer and their restricted stock award. Stock is credited to a deferral account of a director in units, each unit representing one share of the applicable class of the Company’s common stock. Directors cannot vote the shares represented by these units. The stock portion of a director’s deferral account is adjusted to take into account dividends paid on the Company’s common stock, and the cash portion of a director’s deferral account is credited quarterly with interest at the prevailing prime rate.
     Special Assignments. Recognizing that there may be occasions where we are best served by non-management directors spending additional time outside their normal responsibilities as directors, the Board has determined that it may be appropriate to provide additional compensation for these services. Specifically, a committee of the Board will determine and approve a per diem payment where a non-management director is requested to spend materially more time than would ordinarily be expected. Payment for these services will not exceed reasonable and customary rates for the type of services performed.
     Stock Ownership Policy. In order to encourage non-management directors to retain a financial investment in the Company, the Board has established a requirement that each non-management director retain a personal investment in Company common stock or stock equivalents equal to four times the annual retainer. Stock equivalents that qualify under the policy include deferred shares, restricted stock subject to time-based vesting, and vested, in-the-money stock options. Non-management directors have a period of four years from the date of initial election to achieve this ownership level.
     Miscellaneous. All directors are reimbursed for expenses incurred in attending Board and committee meetings (including the expenses of spouses if they are specifically invited to attend). Non-management directors are provided business travel accident insurance when traveling on behalf of the Company and personal excess liability insurance. Directors are also eligible to participate in our matching gifts program on the same basis as our employees.
     Employee directors receive no additional compensation for service on the Board or its committees.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLERA CORPORATION
By:	/s/ Thomas P. Livingston
Thomas P. Livingston
Vice President and Secretary

Dated: January 24, 2007